EXHIBIT 99.1
Pentair, Inc.
5500 Wayzata Blvd., Suite 800
Golden Valley, MN 55416
763 545 1730 Tel
763 656 5400 Fax
News Release
Pentair Announces First Quarter Results; Reports Sales Up 5% and Earnings Per Share of $0.42
GOLDEN VALLEY, Minn. — April 24, 2007 — Pentair, Inc. (NYSE: PNR) today announced that first quarter 2007 sales increased 5 percent to $808 million from $771 million in the first quarter of 2006. Earnings per share (EPS) from continuing operations of $0.42 were flat with the year-earlier period. Free cash flow for the quarter improved to a usage of $75 million versus a usage of $101 million in the first quarter of 2006, an improvement of $26 million driven by lower cash use of working capital. The Company said it remains committed to achieving free cash flow greater than 100 percent conversion of net income in 2007.
“Pentair delivered solid performance in the first quarter, and we are on track to achieve our 2007 goals,” said Randall J. Hogan, Pentair chairman and chief executive officer. “Overall, sales were good despite the challenges we faced in water markets affected by slow North American residential housing starts and headwinds in our electronic markets from consolidation in the telecommunica- tion industry,” he added.
“As expected, the Water Group began to deliver margin improvements in the quarter,” Hogan continued. “This progress reflects actions we took in the third and fourth quarters of 2006 to address market softness as well as effective deployment of our lean disciplines across our businesses and our continued emphasis on supply management.
“Looking ahead, we continue to view our markets as challenging. However, based on our solid first quarter and our progress on cost actions, we remain committed to exceeding two dollars in earnings per share for 2007,” Hogan said.
Water Group Highlights
The Water Group delivered strong year-over-year sales performance with sales of $555 million, up 7 percent over the same period last year. Organic sales growth, excluding the Jung Pump acquisition, was 5 percent. Excluding favorable foreign currency exchange, organic growth for the Water Group was about 4 percent.
•	Continued growth in China and in emerging markets in Asia-Pacific as well as continued success in penetrating markets in Europe and the Middle East contributed to Water’s overall growth. Sales in Asia-Pacific grew 27 percent, or 23 percent excluding currency exchange. Sales in Europe grew 36 percent, or 14 percent excluding the Jung Pump acquisition and approximately 6 percent also excluding currency exchange.
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•	Strong sales in the commercial and industrial pump markets continued; however, this growth was offset by continued weakness in residential pump sales. Overall, North American pump sales were down 1 percent.

•	Sales in North American Filtration markets were flat, with growth in industrial and food service filtration markets offset by slowing residential markets.

•	Pool and Spa sales were approximately 11 percent higher than the same period in 2006, due to shipments of fourth quarter 2006 early-buy program orders and successful new product introductions. Combining the pool and spa sales of fourth quarter 2006 and first quarter 2007 to reflect the first half of the pool season, sales were down approximately 4 percent as compared to the year-earlier period.
The Water Group’s first quarter operating income totaled $61 million, up 10 percent as compared to $56 million in the same period in 2006, as higher volume, price realization and improved productivity more than offset inflation. Water’s first quarter operating margins expanded 20 basis points to 11.0 percent reflecting core operational improvements. Excluding the fair market value inventory step-up for Jung Pump, Water’s first quarter operating margins expanded 50 basis points.
Technical Products Highlights
For the quarter, Technical Products’ sales of $253 million were essentially flat as compared to $254 million in the same period last year. Consolidation in the telecommunication (telecom) market and datacommunication (datacom) projects that reached end-of-life continue to depress growth. Excluding the impact of favorable foreign currency exchange, sales decreased approximately 3 percent.
•	Technical Products global electronic sales were down approximately 8 percent. Strong first quarter sales in Asia advanced 32 percent as compared to the first quarter of 2006 with the majority of the growth reflecting successful penetration into China. This growth was offset by declines in North American and European sales, reflecting the telecom market contraction and datacom programs that, as expected, reached end-of-life.

•	In North America, first quarter growth in the electrical markets was up approximately 5 percent. The industrial, commercial and networking market segments all grew, driven by the Company’s distribution penetration strategy.
First quarter operating income for Technical Products totaled $32 million as compared to $38 million in the same quarter last year. Operating margins of 12.5 percent were 230 basis points lower compared to 14.8 percent in the same period in 2006. This decline reflects softness in the telecom and datacom markets; raw material inflation; and, exit costs related to a previously announced 2001 French facility closure. These exit costs negatively affected operating margins by approximately 70 basis points.
Earnings Conference Call
As previously announced, Pentair will discuss the Company’s results, strategy and outlook on a conference call with investors at 12:00 p.m. Eastern today. The Company will host a live webcast and presentation on the Financial Information page of the Company’s website (www.pentair.com); the webcast and presentation will be archived at the same site following the conclusion of the conference call.
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Caution concerning forward-looking statements
Any statements made about the company’s anticipated financial results are forward-looking statements, subject to risks and uncertainties such as continued economic growth, including the strength of housing and related markets; the ability to integrate acquisitions successfully and the risk that expected synergies may not be fully realized or may take longer to realize than expected; the ability to successfully limit any judgment arising out of the Horizon litigation; foreign currency effects; retail and industrial demand; product introductions; and, pricing and other competitive pressures. Forward-looking statements included herein are made as of the date hereof, and the company undertakes no obligation to update publicly such statements to reflect subsequent events or circumstances. Actual results could differ materially from anticipated results.
About Pentair, Inc.
Pentair (www.pentair.com) is a diversified operating company headquartered in Minnesota. Its Water Group is a global leader in providing innovative products and systems used worldwide in the movement, treatment, storage and enjoyment of water. Pentair’s Technical Products Group is a leader in the global enclosures and thermal management markets, designing and manufacturing thermal management products and standard, modified, and custom enclosures that house and protect sensitive electronics and electrical components. With 2006 revenues of $3.15 billion, Pentair employs approximately 15,000 people worldwide.
Pentair Contact:
Rachael Jarosh
Telephone: (763) 656-5280
E-mail: rachael.jarosh@pentair.com
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Pentair, Inc. and Subsidiaries
Condensed Consolidated Statements of Income (Unaudited)

	Three months ended
	March 31	April 1
In thousands, except per-share data	2007	2006

Net sales	$807,995	$771,389
Cost of goods sold	570,592	548,881

Gross profit	237,403	222,508
% of net sales	29.4%	28.8%

Selling, general and administrative	142,300	129,089
% of net sales	17.6%	16.7%

Research and development	14,950	14,863
% of net sales	1.9%	1.9%

Operating income	80,153	78,556
% of net sales	9.9%	10.2%
Net interest expense	15,120	13,284
% of net sales	1.9%	1.7%

Income from continuing operations before income taxes	65,033	65,272
% of net sales	8.0%	8.5%

Provision for income taxes	22,903	22,201
Effective tax rate	35.2%	34.0%

Income from continuing operations	42,130	43,071

Gain (loss) on disposal of discontinued operations, net of tax	143	(1,451)

Net income	$42,273	$41,620

Earnings (loss) per common share
Basic
Continuing operations	$0.43	$0.43
Discontinued operations	—	(0.01)

Basic earnings per common share	$0.43	$0.42

Diluted
Continuing operations	$0.42	$0.42
Discontinued operations	—	(0.01)

Diluted earnings per common share	$0.42	$0.41

Weighted average common shares outstanding
Basic	98,966	100,493
Diluted	100,271	102,492

Cash dividends declared per common share	$0.15	$0.14

Pentair, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets (Unaudited)

	March 31	December 31	April 1
In thousands	2007	2006	2006

Assets
Current assets
Cash and cash equivalents	$64,230	$54,820	$50,237
Accounts and notes receivable, net	532,792	422,134	520,968
Inventories	413,178	398,857	375,619
Deferred tax assets	52,198	50,578	44,432
Prepaid expenses and other current assets	41,907	31,239	28,921

Total current assets	1,104,305	957,628	1,020,177

Property, plant and equipment, net	351,211	330,372	314,164

Other assets
Goodwill	1,830,359	1,718,771	1,723,952
Intangibles, net	384,933	287,011	262,829
Other	69,505	71,197	67,561

Total other assets	2,284,797	2,076,979	2,054,342

Total assets	$3,740,313	$3,364,979	$3,388,683

Liabilities and Shareholders’ Equity
Current liabilities
Short-term borrowings	$16,003	$14,563	$—
Current maturities of long-term debt	8,257	7,625	4,246
Accounts payable	208,713	206,286	206,528
Employee compensation and benefits	85,741	88,882	75,536
Current pension and post-retirement benefits	7,918	7,918	—
Accrued product claims and warranties	42,766	44,093	42,238
Income taxes	13,525	22,493	27,195
Accrued rebates and sales incentives	31,293	39,419	23,353
Other current liabilities	91,402	90,003	94,418

Total current liabilities	505,618	521,282	473,514

Other liabilities
Long-term debt	1,056,495	721,873	888,015
Pension and other retirement compensation	213,512	207,676	158,535
Post-retirement medical and other benefits	47,401	47,842	73,812
Long-term income taxes payable	14,412	—	—
Deferred tax liabilities	111,106	109,781	123,663
Other non-current liabilities	85,912	86,526	76,452

Total liabilities	2,034,456	1,694,980	1,793,991

Shareholders’ equity	1,705,857	1,669,999	1,594,692

Total liabilities and shareholders’ equity	$3,740,313	$3,364,979	$3,388,683

Days sales in accounts receivable (13 month moving average)	54	54	55
Days inventory on hand (13 month moving average)	77	76	71
Days in accounts payable (13 month moving average)	56	56	56
Debt/total capital	38.8%	30.8%	35.9%

NOTE: The Company adopted the provisions of Financial Accounting Standards Board (FASB) Interpretation No. 48, Accounting for Uncertainty in Income Taxes — an interpretation of FASB No. 109 (“FIN 48”) on January 1, 2007. As a result of adoption of FIN 48, the Company recorded an adjustment to retained earnings of $2.9 million. Additionally, the Company has added the line “Long-term income taxes payable” to the Company’s Condensed Consolidated Balance Sheets to report its total long-term liability for unrecognized tax benefits.

Pentair, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows (Unaudited)

	Three months ended
	March 31	April 1
In thousands	2007	2006

Operating activities
Net income	$42,273	$41,620
Adjustments to reconcile net income to net cash used for operating activities
(Gain) loss on disposal of discontinued operations	(143)	1,451
Depreciation	15,523	15,230
Amortization	4,900	4,258
Deferred income taxes	(355)	2,483
Stock compensation	6,218	6,646
Excess tax benefits from stock-based compensation	(1,063)	(2,532)
Changes in assets and liabilities, net of effects of business acquisitions and dispositions
Accounts and notes receivable	(99,387)	(95,541)
Inventories	(6,381)	(25,379)
Prepaid expenses and other current assets	(8,770)	(4,258)
Accounts payable	7,886	(4,041)
Employee compensation and benefits	(13,081)	(23,528)
Accrued product claims and warranties	(1,403)	(1,363)
Income taxes	(1,448)	10,717
Other current liabilities	(7,638)	(26,140)
Pension and post-retirement benefits	4,033	4,477
Other assets and liabilities	1,167	3,550

Net cash used for continuing operations	(57,669)	(92,350)
Net cash provided by operating activities of discontinued operations	—	48

Net cash used for operating activities	(57,669)	(92,302)

Investing activities
Capital expenditures	(18,865)	(9,054)
Proceeds from sale of property and equipment	1,329	79
Acquisitions, net of cash acquired	(230,581)	(2,158)
Divestitures	—	(24,007)
Other	—	(2,150)

Net cash used for investing activities	(248,117)	(37,290)

Financing activities
Net short-term borrowings	1,234	—
Proceeds from long-term debt	345,190	272,906
Repayment of long-term debt	(10,250)	(133,051)
Excess tax benefits from stock-based compensation	1,063	2,532
Proceeds from exercise of stock options	1,762	2,577
Repurchases of common stock	(9,280)	—
Dividends paid	(15,022)	(14,224)

Net cash provided by financing activities	314,697	130,740

Effect of exchange rate changes on cash and cash equivalents	499	589

Change in cash and cash equivalents	9,410	1,737
Cash and cash equivalents, beginning of period	54,820	48,500

Cash and cash equivalents, end of period	$64,230	$50,237

Free cash flow
Net cash used for operating activities	$(57,669)	$(92,302)
Less capital expenditures	(18,865)	(9,054)
Proceeds from sale of property and equipment	1,329	79

Free cash flow	$(75,205)	$(101,277)

Pentair, Inc. and Subsidiaries
Supplemental Financial Information by Reportable Business Segment (Unaudited)

	First Qtr	First Qtr
In thousands	2007	2006

Net sales to external customers
Water	$555,412	$517,169
Technical Products	252,583	254,220

Consolidated	$807,995	$771,389

Intersegment sales
Water	$214	$50
Technical Products	896	889
Other	(1,110)	(939)

Consolidated	$—	$—

Operating income (loss)
Water	$60,879	$55,587
Technical Products	31,631	37,704
Other	(12,357)	(14,735)

Consolidated	$80,153	$78,556

Operating income as a percent of net sales
Water	11.0%	10.8%
Technical Products	12.5%	14.8%
Consolidated	9.9%	10.2%
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